EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:	Rosanne Palacios	Brian Dwyer
	Vice President of Marketing	KG Brickman, Inc.
	International Bancshares Corporation	(210) 826-8899 (San Antonio)
(956) 726-6636 (Laredo)

INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES
CASH DIVIDEND

LAREDO, TX,   .....August 27, 2001..... International Bancshares Corporation ("IBC") today announced that on August 23, 2001, the Board of Directors approved the declaration of a forty-cents (.40) per share cash dividend, for shareholders of record as of September 28, 2001, payable on October 15, 2001.   The dividend just announced is payable on shares after the effect of the 25% stock dividend distributed on June 15, 2001.

“This cash dividend was made possible because of the strong performance of IBC, “  said Dennis E. Nixon, Chairman of the Board and CEO of IBC.  “It is the inclination of the Board to continue to declare these cash dividends, but any declaration of future cash dividends will depend upon IBC’s financial position, acquisition opportunities and general business conditions at the time.”

On August 7, 2001, the company reported earnings for the first six months of 2001.    Net income and earnings per share for the first six months of 2001 were $41.5 million or  $1.56 per share-basic ($1.54 per share diluted) compared to $40.3 million or $1.50 per share basic ($1.49 per share-diluted) in the corresponding 2000 period.  The per share data is fully adjusted for stock dividends, the most recent of which was a 25% stock dividend declared on May 17, 2001.  Total assets at June 30, 2001 were $5.9 billion compared to $5.6 billion at June 30, 2000.

IBC (NASDAQ: IBOC) is a $5.9 billion multi-bank holding company headquartered in Laredo, Texas, with over 100 facilities and 210 ATM’s serving 30 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata and throughout the Rio Grande Valley and the Texas Gulf Coast.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from the SEC filings site located at http://www.sec.gov/edgar.shtml.